LIMELIGHT

Confidential

ATTACHMENT A
ORDER FORM

Infinium Labs, Inc. ("Customer")		Issue Date:		08/02/2004
SERVICES AND PRODUCTS	**Number of Units**	**Unit Price**	**Monthly Charge**	**One-Time Charge**
IP Co-location Services – 6 rack cage w/ 110V 20A power per rack	1	$6,600.00	$6,600.00	$4,500.00
Backbone Connect – IP Co-location Services, 5Mbps on 100Mbps Fast Ethernet Internet Connection	5	$100.00	$500.00	$0.00
Cross Connections	2	$250.00	$500.00	$1,000.00
Professional Services-$250/Hour (¼ hr. Minimum)				
Term: 36 Months **BURSTABLE RATE:** $100.00		**TOTALS:**	**$7,600.00**	**$5,500.00**

NOTES:

- Customer may commit to, in writing, and Limelight Networks will provide more bandwidth (Mbps/mo) at any time.

Company's Policy Regarding "95th Percentile" Bandwidth Utilization

On a monthly basis, Customer purchases a minimum amount of committed bandwidth for each Service for the full specified term. To account for the instances that Customer's traffic bursts over the minimum committed amount of bandwidth, the Company utilizes a billing method referred to as the "95th Percentile Rule" as defined below.

1. Company shall invoice Customer on a monthly basis in advance for the minimum committed bandwidth at the rate set by this Order Form. The Company's SNMP bandwidth monitoring will sample (record a data point reflecting how much bandwidth Customer is utilizing at that particular instance) the inbound and outbound for each Service connection every 5 minutes and store those samples for a period of one month.

2. At the end of the month, all the data samples for the inbound and outbound are collected and sorted from highest to lowest individually. The highest 5% of each the inbound and outbound are discarded, and the next highest remaining data sample on either the inbound or outbound is the "95th Percentile" number. This number is used as the basis for computation of any additional charges for that particular month of Service over the minimum committed bandwidth. If the 95th Percentile number falls below the monthly minimum committed amount, no additional charges will be assessed.

Example:

Customer has committed to 20.0 Mbps per month. Company gathers all data samples for the month of Service and sorts them from highest to lowest discarding the top 5%. For purpose of example the 95th Percentile for the month of Service was 75 Mbps. Company will bill Customer for the additional charges of 75 Mbps less the previously invoiced 20 Mbps of contractually committed bandwidth, or 55 Mbps. The 55Mbps of "over usage" will be billed at the rate stated in this Order Form. Further, if the 95th Percentile calculation resulted in a number less than 20Mbps no additional charges would occur for that month.

The following is the formula based on a thirty (30)-day month:

$\frac{1\ \text{Sample}}{5\ \text{Min}} * \frac{12}{1\ \text{Hour}} * \frac{24}{1\ \text{Day}} * \frac{30}{1\ \text{Month}} =$ 8,640 **Maximum Total Samples/Month**

5% of 8640 Maximum Samples/Month = 432 Samples/Month discarded. The highest remaining data sample in the inbound or outbound would be the 95th Percentile.

Limelight Networks, Inc.	Infinium Labs, Inc.
2220 West 14th Street	2033 Main Street, Suite 309
Tempe, AZ 85281	Sarasota, FL 34237
Michael Godlewski	PRINTED NAME Michael Lawhorn
Signature: [signature]	Signature: [signature]
Title: VP	Title: V.P. OPS
Date: 8-31-04	Date: 8/30/04

LIMELIGHT

Confidential

ATTACHMENT A
GIGABYTE TRANSFERRED ORDER FORM

Infinium Labs, Inc. ("Customer")	Issue Date:			8/02/2004
SERVICES AND PRODUCTS – ContentEdge & LUX	Number of Units	Unit Price	Monthly Charge	One-Time Charge
ContentEdge -- "HTTP" Content Delivery	75,000GB	$.53/GB	$39,750.00	$1,000.00
ContentEdge – Origin Storage	1,000GB	$3.00/GB	$3,000.00	$0.00
Limelight User Exchange	0	$250.00	$250.00	$250.00
Limelight User Exchange – One-Time Charge Discount 100%				($250.00)
Term: 36months | BURSTABLE RATE: NA		TOTALS:	$43,000.00	$1,000.00

NOTES:

- Customer may commit to, in writing, and Limelight Networks will provide more bandwidth (GB/mo) at any time.
- Burstable bandwidth (anything over your committed level) fees will be charged equivalent to Customer monthly GB commitment tier level(s) and will not be subject to a fee premium.
- Additional storage will be provided in 500GB increments upon Customer request(s).
- Test Period—During initial testing of Customer's Phantom Game Service, data transfer fees will be based upon actual usage at the rate of $.56 per GB. Origin Storage and Limelight User Exchange fees as outlined in the above Services and Product's section of this document will apply.
- Pricing Matrix for GB Data Transfer Pricing Model: Upon completion of Customer's Phantom Game Service test period and Customer live production launch, Customer will be provided a four (4) month ramp period in which any data transfer between 50,000GB and 75,000GB commitment levels will be charged at 75,000GB fee tier ($.53/GB). If Customer's data transfer fails to reach the 75,000GB commitment level at the conclusion of the four month ramp period, customer's data transfer commitment level will default to the 50,000GB tier at $.56 per GB.

Monthly GB Commitment Tier Levels	Price per GB Tier Fees
50,000 GB	$.56
75,000 GB	$.53
100,000 GB	$.49
200,000 GB	$.47
300,000 GB	$.43

- At any point during the eighteenth (18th) month of this thirty-six (36) month agreement, and upon Customer request, Company agrees to review the above pricing and data transfer commitments for ContentEdge "HTTP" Content Delivery services. If determined by Company that costs associated with providing ContentEdge "HTTP" Content Delivery services have been significantly reduced, Company may provide Customer with additional data transfer on a per tier basis at no additional costs.

Gigabyte ("GB") Transfer Calculation

As set forth above, Customer has purchased a minimum committed amount of GB transfer for each month for each Service for the full-specified term. Company shall invoice Customer based upon the total amount of GB transferred for each Service multiplied by the price per GB as set forth above. Accordingly, if Customer transfers more than the minimum committed amount of GB's, then the Company will bill Customer for the difference between the actual amount of GB's transferred minus the minimum committed amount of GB's at the Overage Transferred price per GB as specified above. The amount of GB's transferred will be calculated using 1,000,000,000 bytes as the definition of a GB. Customer traffic for purpose of invoicing will include all ingress traffic and egress traffic related to the Service.

Company's Policy Regarding Spike Traffic

If Customers' traffic pattern becomes erratic and/or causes spikes (upward or downward) in usage, then the Company will determine its incremental charges caused by this spike, if any, and invoice the Customer a one-time charge equal to such charges. A spike will be defined as any traffic increase or decrease, planned or unplanned, as can reasonably be determined in excess of fifty percent (50%) of Customers' normal pattern average for that time period (day/week/month). If Customer becomes aware of a potential traffic spike, then Customer will notify Company in advance of such occurrence. In order to maintain the quality of the network services for all customers, if the Company detects the occurrence of a spike, then the Company reserves the right to suspend Service with no less than a four (4) hour notice to Customer if no response is received from Customer during those four (4) hours to affect arrangements to curtail or explain the spike.

Example:

Customer has committed to 2,000 GB per month. Company gathers all data samples for the month of Service and totals them. For purpose of example the total GB's transferred for the month of Service was 2,500GBs. Company will bill Customer for the additional charges of 2,500 GB less the previously invoiced 2,000 GB of contractually committed GB's, or 500 GB's. The 500 GB's of "overage" will be billed at the overage rate stated in this Order Form. Further, if the total GB's transferred resulted in a number less than 2,000 GB's no additional charges would occur for that month.

Limelight Networks, Inc.	Infinium Labs, Inc.
2220 West 14th Street	2033 Main Street, Suite 309
Tempe, AZ 85281	Sarasota, FL 34237
Michael Godlewski	PRINTED NAME Michael A. Wittman
Signature: [signature]	Signature: [signature]
Title: VP	Title: V.P. OPT
Date: 8-31-04	Date: 8/31/04

Limelight Networks, Inc.

Master Service Agreement

Prepared on this Date: 08/02/2004

Exclusively for: Infinium Labs

This Master Service Agreement ("MSA") between Limelight Networks, Inc. ("Company") and Infinium Labs, Inc. ("Customer") is entered into and effective as of the later of the dates set forth on the signature page of this MSA.

To properly execute this document, Customer must initial the upper right hand corner of all pages and sign Page 1.

Customer may fax a copy of the executed MSA and Order Forms to establish priority in the Customer installation queue; however the original signed document must be returned to Company no later than seven (7) business days from date of execution by Customer to complete the order.

This MSA states all the terms and conditions by which Company delivers and Customer accepts any or all of the services provided by Company. If any terms and conditions set forth herein only apply to a Service not ordered by Customer, then such terms shall have no application to Customer.

Any changes to the Terms and Conditions of this MSA will be detailed in Addendum A.

Contents of this Document

Items Included under Separate Cover

The specific quantity, type and rate for services and/or products to be provided hereunder are identified in all attached Order Forms. Upon proper execution of Order Forms by both Customer and Company, each Order Form shall be automatically incorporated into this MSA.

Capitalized terms may be defined and shall have the meanings as set forth in Appendix A.

IN WITNESS WHEREOF, duly authorized representatives of Customer and Company have read the foregoing and all documents incorporated therein, and agree and accept such terms effective as of the date first written below.

Limelight Networks, Inc.	Infinium Labs, Inc.
2220 West 14th Street	2033 Main Street. Suite 309
Tempe, AZ 85281	Sarasota, FL USA 34237
Signature: [signature]	Signature: [signature]
Printed Name: Michael Gordlewski	Printed Name: [signature]
Title: VP	Title: Insert Title Here V.P. Ops
Date: 8-31-04	Date: 8/30/04

INITIAL

MASTER SERVICE AGREEMENT

1. Delivery of Services; Terms; Fees.

1.1. *General.* By executing this MSA and any subsequent Order Forms, Customer shall accept and pay for, and by executing an Order Form, Company shall provide and support, the Services during the Initial Term listed in the Order Form and for any Renewal Term. Accordingly, except as expressly provided in this MSA, Company shall provide, and Customer shall pay for, each Service through its Initial Term and any subsequent Renewal Term.

1.2. *Term.*

1.2.1. *Term Commencement.* The term for each Service will commence on the Service Activation Date and shall continue for the entire Initial Term. This MSA shall continue in full force and effect until the termination of the last Order Form.

1.2.2. *Renewal Term.* Each term of each Order Form will renew automatically for additional terms equal in length to the Initial Term (each a "Renewal Term") unless Customer notifies Company in writing not less than thirty (30) calendar days prior to the end of the Initial Term (or any subsequent Renewal Term, as applicable), that it wishes to terminate such Service. The termination of any individual Service or Order Form will not affect Customer's obligations to accept and pay for all other contracted Services.

1.2.3. *Early Termination.* Unless otherwise specified in this MSA, in the event of early termination of this MSA by Customer for default or any other reason, Customer shall pay Company as liquidated damages the monthly fees owed by Customer at the time of such termination multiplied by the total number of months remaining in then current term, together with any other fees (including Telco Fees) of all third parties contracted by the Company on behalf of Customer, as set forth in Section 2.1.

2. Fees and Payment Terms.

2.1. *Fees and Expenses.* Customer will pay all fees due according to the prices and terms listed in all Order Forms. Further, Customer shall pay Company for all fees or costs for third party products or services that Company procures on behalf of Customer. The prices listed in the Order Forms will remain in effect during the Initial Term indicated in the Order Forms and will continue thereafter, unless modified as set forth in Section 2.2.

2.2. *Changes in Fees.* At any time after the Initial Term, Company may change any of the fees it charges Customer for any Service. Such changes in fees shall be effective thirty- (30) calendar days after Company provides written notice to Customer of the change. If any change in fees causes a material and adverse effect to the terms of the Services provided to the Customer, then within ten (10) calendar days from the date of the foregoing notice from Company, Customer must provide written notice to Company that it rejects the changed fees. Within ten- (10) calendar days thereafter, Company shall elect either to continue to provide the Services under the prior terms or terminate this MSA, which decision shall be effective ten- (10) calendar days after notice of same to Customer.

2.3 *Payment Terms.*

2.3.1. On the Service Activation Date for each Service, Company shall bill Customer for all non-recurring fees indicated in the Order Form and the monthly recurring fees for the first month of the term. Company shall invoice Customer for the minimum monthly recurring fees for all subsequent months on the first day of the month in which such Services were provided. All other fees for Services received and expenses incurred for Services during a month (e.g., excess bandwidth usage fees, professional services) will be invoiced on the 1st day of the month following the month in which the Services were provided.

2.3.2 Payment Terms are Net-10 (Ten) from date of invoice.

2.4. *Late Payments.* Any payment not received within thirty- (30) calendar days of the date of the invoice will accrue interest at a rate of one and one-half percent (1½%) per month, or the highest rate allowed by applicable law, whichever is lower. If Customer's account becomes past due, Customer will receive written notice to that effect and will have five- (5) business days to respond to the notification (cure period). If Customer is Customer fails to respond to the past due notification and make arrangements to bring the account current within the five- (5) business days Company may cease the provision of Service until such time as Customer responds to the past due notification and brings its account current. If customer continues to be habitually delinquent in its payments, Company may, upon written notice to Customer, modify the payment terms to require full payment before the provision or continued use of all Services (both currently contracted and scheduled future provisioned), or require other assurances to secure Customer's payment obligations hereunder.

2.5. *Failure to remit payment.* Customer's failure to remit payment for services rendered will constitute a material breach of this agreement.

2.6. *Taxes.* All fees charged for Services are exclusive of all taxes and similar fees now in force, enacted or imposed in the future on the transaction and/or the delivery of Services, all of which Customer will be responsible for and will pay in full, except for taxes solely based on Company's net income.

3. Confidential Information; Intellectual Property Ownership; License Grants.

3.1. *Confidential Information.*

3.1.1. *Nondisclosure of Confidential Information.* Each party acknowledges that it will have access to certain confidential information of the other party concerning the other party's business, plans, vendors, employees, customers, technology, products, and other information held in confidence by the other party (collectively, "Confidential Information"). Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential or that, under the circumstances of its disclosure, should be considered confidential. Confidential Information will also include, but not be limited to, Company Technology, Customer Technology, and the terms and conditions of this MSA. Each party agrees that it will not use in any way, for its own account or the account of any third party, except as expressly permitted by, or to the limited extent required to achieve the purposes of, this MSA, nor disclose to any third party (except as required by law or to such party's attorneys, accountants and other advisors as reasonably necessary), any Confidential Information of the other party. Each party will take reasonable precautions to protect the confidentiality of the Confidential Information of the other party that are at least as stringent as it takes to protect its own Confidential Information.

3.1.2. *Exceptions.* Information will not be deemed Confidential Information if such information: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly

from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this MSA by the receiving party; or (iv) is independently developed by the receiving party without use of or reference to the Confidential Information of the disclosing party. The receiving party may disclose Confidential Information pursuant to the requirements of a governmental agency or by operation of law, provided that it gives the disclosing party reasonable prior written notice sufficient to permit the disclosing party to contest such disclosure.

3.2. Intellectual Property.

3.2.1. _Ownership_. This MSA does not transfer to Customer any Company Technology, and all right, title and interest in and to Company Technology will remain the sole property of the Company. Except for the rights expressly granted herein, this MSA does not transfer to Company any Customer Technology, and all right, title and interest in and to Customer Technology will remain solely with Customer. Company and Customer each agrees that it will not, directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets of the other party.

3.2.2. _General Skills and Knowledge_. Notwithstanding anything to the contrary in this MSA, Company is not prohibited or enjoined at any time from utilizing any skills or knowledge of a general nature acquired by Company during the course of providing the Services, including, without limitation, information publicly known or available or that could reasonably be acquired in similar work performed for another customer of Company.

3.3. License Grants.

3.3.1. _By Company_. Company agrees that, if in the course of accessing and using the Services, it is necessary for Customer to use certain items of Company Technology, then Customer is hereby granted a limited, nonexclusive, personal, royalty-free license, during the term of this MSA, to use the Company Technology solely for purposes of accessing and using the Services. Customer shall have no right to use the Company Technology for any purpose other than accessing and using the Services in accordance with the terms of this MSA.

3.3.2. _By Customer_. Customer agrees that if, in the course of performing the Services, it is necessary for Company to access Customer Equipment and use Customer Technology, then Company is hereby granted a limited, nonexclusive, personal, royalty-free license, during the term of this MSA, to use the Customer Technology solely for the purposes of delivering the Services to Customer. Company shall have no right to use the Customer Technology for any purpose other than providing the Services.

4. Company Representations and Warranties.

4.1. _Authorities and Performance of Company_. Company warrants that (i) it has the legal right to enter into this MSA and perform its obligations hereunder, (ii) the performance of its obligations and delivery of the Services will not violate any applicable U.S. laws or regulations or cause a breach of any MSA's with any third parties, and (iii) it will perform the Services in a manner consistent with industry standards. In the event of a breach of the warranties set forth in Section 5.1, Customer's sole remedy is termination of this MSA pursuant to Section 5, provided that Section 1.2.3 shall not apply to such termination.

4.2. _Service Level Warranty_. Each Service Level Warranty is defined in the Schedule for each Service. Except for the express warranties set forth in each Schedule, the Services are provided exclusive on an "as is" basis, and Customer's use of the Services is at its sole risk. Company does not make, and hereby disclaims, any and all other express and implied warranties, including, but not limited to, warranties of merchantability, quality, performance, fitness for a particular purpose, non-infringement, title, and any warranties arising from a course of dealing, usage, or trade practice. Further, Company does not warrant that the Services will be uninterrupted, error-free, or completely secure.

4.3. _Disclaimer of Third Party Actions_. Company does not and cannot control the flow of data to or from the Company Network or within any portion of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties. At times, actions or omissions of such third parties can impair or disrupt Customer's connections to the Internet (or portions thereof). Although Company will use commercially reasonable efforts to take actions it deems appropriate to remedy and avoid such events, Company cannot guarantee that such events will not occur. Accordingly, except to the extent of the express warranties set forth in any attached Schedule, Company disclaims any and all liability resulting from, or related to, such events.

5. Customer Obligations.

5.1. _Warranties of Customer_.

5.1.1. _General_. Customer represents and warrants that (i) it has the legal right and authority, and will continue to own or maintain the legal right and authority, during the term of the MSA, use any Customer Equipment or Customer Technology as contemplated under the MSA; (ii) the performance of its obligations and use of the Services (by Customer, its customers and users) will not violate any applicable laws, regulations or the AUP or cause a breach of any MSA's with any third parties or unreasonably interfere with use of the services offered by the Company to third parties.

5.1.2. _Breach of Warranties_. In the event of any breach of any of the foregoing warranties, in addition to any other remedies available at law or in equity, Company will have the right, in its sole reasonable discretion, to suspend immediately any of the Services if deemed reasonably necessary by Company to prevent harm to Company or its business. If practicable and depending on the nature of the breach, Company will provide notice and opportunity to cure. Once cured, Company will promptly restore the Services.

5.2. _Compliance with Law and AUP_. Customer shall use the Service(s) only for lawful purposes and in accordance with this MSA. Customer will comply at all times with all applicable laws and regulations and the AUP, as updated by Company from time to time. The AUP is incorporated herein and made a part hereof by this reference. Company may change the AUP by posting such changes to the Company web site located at http://www.Emeightnetworks.com/terms.html. Customer agrees that it has received, read and understands the current version of the AUP. The AUP contains restrictions on Customer and Customer's users' online conduct (including, but not limited to, prohibitions against unsolicited commercial email). Customer shall comply with such restrictions and, in the event of a failure to comply, Customer will be subject to immediate suspension or termination of Services. Notwithstanding any suspension or termination of the Service due to violation of this Section 5.2, Customer shall continue to pay its committed monthly Service Charge and all other charges as set forth on all Order Forms. Customer will provide Company with twenty-four (24) hour contact information for notification of AUP violations, which notification shall be sent by creating a trouble ticket. Customer acknowledges that Company exercises no control over the content of the information passing through Customer's web sites and that it is the sole responsibility of Customer to ensure that the information it and its users transmit and receive complies with all applicable laws and regulations and the AUP.

Initial: [illegible]

5.3. _Restrictions on Use of Services._ Customer shall not, without the prior written consent of Company (which may be withheld in its sole discretion), resell the Services, in whole or in part, to any third parties. Reselling of the Service(s) is defined as any sale of any part of the Service(s) to a third party that requires Company to invoice a third party directly. Customers providing access to the Service(s) to Customer's clients in whole or in part, and subsequently invoicing the client(s) directly are not considered reselling the Service(s).

5.4. Company Supplied Equipment.

5.4.1. _Delivery and Term._ On or prior to the Service Activation Date, if required, Company shall deliver to Customer, at the designated Customer Location, any contractually obligated Company Supplied Equipment. Customer shall have the right to use the Company Supplied Equipment for the Initial Term set forth in the Order Form and any additional period agreed to by Company as defined in the MSA. Customer shall not remove or alter in any manner any Company Supplied Equipment without the prior written consent of Company. Customer will not remove, alter or destroy any labels on the Company Supplied Equipment stating that it is the property of Company and shall allow reasonable access to Company Supplied Equipment for Company employees and/or designated authorized agents. The Customer must provide prior written notice and the written approval from Company before moving any Company Supplied Equipment from the address listed on the applicable Order Form and Hand Receipt that accompanies the Company Supplied Equipment.

5.4.2. _Title._ The Company Supplied Equipment shall always remain the sole property of Company. Customer shall have no right or interest in or to the Company Supplied Equipment except as expressly provided in this MSA and the applicable Order Form and shall possess the Company Supplied Equipment subject and subordinate to the rights of Company. Customer will, at its own expense, keep the Company Supplied Equipment free and clear from any liens or encumbrances of any kind (except any caused by Company) and will indemnify and hold Company harmless from and against any loss or expense caused by Customer's failure to do so. Customer shall give Company immediate written notice of any attachment or judicial process affecting the Company Supplied Equipment or Company's ownership.

5.4.3. _Use, Maintenance and Repair._ Customer will, at its own expense, keep the Company Supplied Equipment in good repair, appearance and condition, other than normal wear and tear. Customer shall use the Company Supplied Equipment in a commercially reasonable manner. Any repair of the Company Supplied Equipment caused by normal use and not due to negligence of the Customer will be the sole responsibility of Company. The Customer will be responsible for any reasonable assistance in the process (i.e. boxing equipment up and shipping it to Company or providing access to the equipment for Company or third party personnel).

5.4.4. _Upgrades and Additions._ Customer may not affix or install any accessory, addition, upgrade, equipment or device on to the Company Supplied Equipment (other than electronic data) unless expressly approved in writing by Company.

6. _Insurance._

6.1. _Company Minimum Levels._ Company agrees to keep in full force and effect during the term of this MSA: (i) comprehensive general liability insurance in an amount not less than $1 million per occurrence for bodily injury and property damage; and (ii) workers' compensation insurance in an amount not less than that required by applicable law. Company agrees that it will ensure and be solely responsible for ensuring that its contractors and subcontractors obtain and maintain the same types and amount of coverage's as required of Company herein.

6.2. _Customer Minimum Levels._ In order to provide Customers with Company Supplied Equipment at Customer Location, Company is required by its insurers to ensure that Customer maintains adequate insurance coverage. Customer agrees to keep in full force and effect during the term of this MSA: (i) comprehensive general liability insurance in an amount not less than $1 million per occurrence for bodily injury and property damage; and (ii) workers compensation insurance in an amount not less than that required by applicable law. Customer agrees that it will ensure and be solely responsible for ensuring that its agents (including contractors and subcontractors) obtain and maintain the same types and amount of coverage's as required of Customer herein.

6.3. _Certificate of Insurance._ Prior to installation of any Customer Equipment in the Customer Location, Customer will deliver to Company, certificates of insurance which evidence the minimum levels of insurance set forth above and property insurance on the Company Supplied Equipment, if any, and cause its insurance provider(s) to notify Company as an additional insured and notify Company in writing of the effective date thereof.

7. _Limitations of Liability._

7.1. _Damage to Customer Equipment._ Company is not liable for any damage to, or loss of, any Customer Equipment resulting from any cause other than from the willful misconduct of Company. Further, to the extent Company is liable for any damage to, or loss of, Customer Equipment, such liability will be limited solely to the then-current replacement value of the Customer Equipment, excluding lost data, software and firmware.

7.2. _Consequential Damages Waiver._ Except for a breach of Section 3.1 ("Confidential Information"), in no event will either party be liable or responsible to the other for any special, incidental, punitive, indirect, exemplary, or consequential damages, including, but not limited to, lost revenue, lost profits, replacement goods, loss of technology, rights or services, loss of data, or interruption or loss of use of service or equipment, even if advised of the possibility of such damages, whether arising under theory of contract, tort (including negligence), strict liability or otherwise.

7.3. _Basis of the Bargain; Failure of Essential Purpose._ The parties acknowledge that Company has set its prices and entered into this MSA in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties. The parties agree that the limitations and exclusions of liability and disclaimers specified in this MSA will survive and apply even if found to have failed of their essential purpose.

INITIAL

8. Indemnification.

8.1. Indemnification. Each party will indemnify, defend and hold the other harmless from and against any and all costs, liabilities, losses, and expenses (including, but not limited to, reasonable attorneys' fees and costs) (collectively, "Losses") resulting from any claim, suit, action, or proceeding (each, an "Action") brought by any third party against the other alleging (i) the infringement or misappropriation of any intellectual property right relating to the delivery or use of the Services (but excluding any infringement contributorily caused by the other party); (ii) bodily injury caused by the negligence or willful misconduct of the other party; and (iii) any violation of or failure to comply with the AUP. Further, Customer will indemnify, defend and hold Company, its affiliates and customers harmless from and against any and all Losses resulting from or arising out of any Action brought against Company, its affiliates or customers alleging any damage or destruction to the Customer Location, Company equipment or other customer equipment caused by Customer, or any of its agents, representatives, or designees.

8.2. Notice. Each party's indemnification obligations hereunder shall be subject to: (i) receiving prompt written notice of the existence of any Action; (ii) being able to, at its option, control the defense of such Action; (iii) permitting the indemnified party to participate in the defense of any Action; and (iv) receiving full cooperation of the indemnified party in the defense thereof.

9. Termination.

9.1. Termination for Cause. Either party may terminate this MSA if: (i) the other party breaches any material term or condition of this MSA and fails to cure such breach within thirty (30) calendar days after receipt of written notice of the same, except in the case of Customer's failure to pay fees, which must be cured within five (5) calendar days after receipt of written notice from Company; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; if such petition or proceeding is not dismissed within sixty (60) calendar days of filing; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) calendar days of filing. If Customer terminates the MSA for cause for any of the reasons set forth in this Section 9.1, then Section 1.2.3 shall not apply to such termination.

9.2. Effect of Termination. Upon the effective date of termination of this MSA.

9.2.1. Company will immediately cease providing the Services; and

9.2.2. any and all payment obligations of Customer under this MSA for Services provided through the date of termination will immediately become due. If Customer fails to pay such amounts on the date due, then Company shall impose the late fees set forth in Section 2.4; and

9.2.3. within thirty (30) calendar days of such termination, each party will return all Confidential Information of the other party in its possession and will not make or retain any copies of such Confidential Information, except as required to comply with any applicable legal or accounting record keeping requirement; and

9.2.4. Customer will remove, package and ship (shipping charges will be paid by Company and such removal and packaging to be undertaken in a commercially reasonable manner) all Company Supplied Equipment back to Company within fifteen (15) calendar days of effective date of termination. If Customer fails to do so, Company will have the right to (a) charge the Customer and the Customer will pay the fair market value of the Company Supplied Equipment, or (b) recover and take possession of such Equipment, and for this purpose may enter any premises of Customer where such equipment is located during normal working hours to remove Company Supplied Equipment. Customer will promptly surrender the Company Supplied Equipment to Company in as good order and condition as originally delivered, reasonable wear and tear excepted.

9.3. Survival. The following provisions will survive any expiration or termination of the MSA: Sections 1.2.3, 2, 3.1, 3.2, 4.2, 5.4.4, 7, 8, 9, and 10.

10. Miscellaneous Provisions.

10.1. Force Majeure. Except for Customer's obligation to make payments to Company, neither party will be liable for any failure or delay in its performance under this MSA due to any cause beyond its reasonable control, including acts of war, acts of God, terrorism, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Internet (not resulting from the actions or omissions of Company), provided that the delayed party: (a) gives the other party prompt notice of such cause, and (b) uses its reasonable commercial efforts to promptly correct such failure or delay in performance. If Company is unable to provide Service(s) for a period of thirty (30) consecutive calendar days as a result of a continuing force majeure event, Customer may cancel the Services.

10.2. Marketing. Customer agrees that, during the term of this MSA, Company may publicly refer to Customer, orally and in writing, as a customer of Company. Any other reference to Customer by Company requires the written consent of Customer. Customer must receive expressed written permission from Company prior to publicly referring to Company as an entity supplying services to Customer.

10.3. Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this MSA without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

10.4. Non-Solicitation. During the term of this MSA and continuing through the first anniversary of the termination of this MSA, Customer agrees that it will not, and will ensure that its affiliates do not, directly or indirectly, solicit or attempt to solicit for employment any persons employed by Company or contracted by Company to provide Services to Customer.

10.5. No Third Party Beneficiaries. Company and Customer agree that, except as otherwise expressly provided in this MSA, there shall be no third party beneficiaries to this MSA, including but not limited to the insurance providers for either party or the customers of Customer.

10.6. Governing Law; Dispute Resolution. This MSA is made under and will be governed by and construed in accordance with the laws of the State of Arizona (except that body of law controlling conflicts of law) and specifically excluding from application to this MSA that law known as the United Nations Convention on the International Sale of Goods. The parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims related to this MSA. Failing such amicable settlement, any controversy, claim, or dispute arising under or relating to this MSA, including the existence, validity, interpretation, performance, termination or breach thereof, shall finally be settled by arbitration in accordance with the Arbitration Rules (and if Customer is a non-U.S. entity, the International Arbitration Rules) of the

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American Arbitration Association ("AAA"). There will be three (3) arbitrators (the "Arbitration Tribunal"), the first of which will be appointed by the claimant in its notice of arbitration, the second of which will be appointed by the respondent within thirty (30) calendar days of the appointment of the first arbitrator and the third of which will be jointly appointed by the party-appointed arbitrators within thirty (30) calendar days thereafter. The language of the arbitration shall be English. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party shall bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal and the AAA. This MSA will be enforceable, and any arbitration award will be final, and judgment thereon may be entered in any court of competent jurisdiction. The arbitration will be held in Phoenix, Arizona, USA. Notwithstanding the foregoing, claims for preliminary injunctive relief, other pre-judgment remedies, and claims for Customer's failure to pay for Services in accordance with this MSA may be brought in a state or federal court in the United States with jurisdiction over the subject matter and parties.

10.7 _Severability; Waiver._ If any provision of this MSA is held by a tribunal of competent jurisdiction to be contrary to the law, then the remaining provisions of this MSA will remain in full force and effect. The waiver of any breach or default of this MSA will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

10.8 _Assignment._ Upon the prior written notice to Company, Customer may assign this MSA in whole as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets provided the assignee's financial condition and credit rating is comparable to or better than that of Customer and (as would be reasonably determined) the proposed assignee is not one of the Company's major competitors. Customer may not otherwise assign its rights or delegate its duties under this MSA either in whole or in part without the prior written consent of Company, and any attempted assignment or delegation without such consent will be void. Company may assign this MSA in whole or part as part of a corporate reorganization, consolidation, merger, or sale of substantially all of its assets. Company also may delegate the performance of certain Services to third parties, including Company's wholly owned subsidiaries, provided Company controls the delivery of such Services to Customer and remains responsible to Customer for the delivery of such Services. This MSA will bind and inure to the benefit of each party's successors and permitted assigns.

10.9 _Notice._ Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party as listed on the Order Form or at such other address as may hereafter be furnished in writing by either party to the other party. Such notice will be deemed to have been given as of the date it is delivered, mailed, emailed, faxed or sent, whichever is earlier.

10.10 _Relationship of Parties._ Company and Customer are independent contractors and this MSA will not establish any relationship of partnership, joint venture, employment, franchise or agency between Company and Customer. Except as specifically set forth in Section 2.1, neither Company nor Customer will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

10.11. _Entire MSA; Counterparts; Originals._ This MSA, including all Appendices, Attachments, documents, Exhibits, and Schedules incorporated herein by reference, constitutes the complete and exclusive MSA between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and MSA's, written and oral, regarding such subject matter. Any additional or different terms in any purchase order or other response by Customer shall be deemed objected to by Company without need of further notice of objection, and shall be of no effect or in any way binding upon Company. This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed by both parties, any reproduction of this MSA made by reliable means (e.g., photocopy, facsimile) is considered an original. This MSA may be changed only by a written document signed by authorized representatives of Company and Customer in accordance with this Section 10.11.

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Appendix A

Definitions

1. "AUP" means Company's acceptable use policy as found at HTTP://WWW.LIMELIGHTNETWORKS.COM/TERMS.HTML governing Customer's use of Services, including, but not limited to, online conduct, and the obligations of Customer and any subordinated users.

2. "Colocation Facility" means a physical Company location where it provides Colocation Services.

3. "Company Network" means the telecommunications network and the linkages between one of the following, as applicable, (i) the Customer port on the Company equipment, the Company equipment, any directly connected network maintained by any third party telecommunications service provider utilized by Company; (ii) the Customer port on the equipment maintained by any third party telecommunications service provider utilized by the Company and their network; or (iii) the Content Distribution Center and any directly connected network maintained by any third party telecommunications service provider utilized by the Company and their network. The Company Network does not include equipment located at Customer's premises (including Company Supplied Network) whether or not provided by Company, telephone circuits or networks between a Company POP and Customer's location, inactive POP's, or any networks, network equipment, or telephone circuits other than described above that is not owned or controlled by Company.

4. "Company Point of Presence," "Company POP," or "POP" means a single defined location within the Company Network used in the provision of the Services.

5. "Company Supplied Equipment" means the hardware, software and other tangible equipment and intangible computer code contained therein provided by Company for use by Customer as per the terms of this MSA.

6. "Company Technology" means Company's proprietary technology, including the Services, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), network designs, trade secrets and any related intellectual property rights throughout the world (whether owned by Company or licensed to Company from a third party) and also including any derivatives, improvements, enhancements or extensions of Company Technology conceived, reduced to practice, or developed during the term of this MSA by either party that are not uniquely applicable to Customer.

7. "Content Distribution Centers" means any of the facilities within the Company Network used by Company to provide the CDS to Customer.

8. "Cross Connect" means a physical cable, wire, fiber optics or other such material that is used to connect a Customer Location with a Company POP when both are located in the same physical building or the extension of a Local Access Circuit within the Company POP from the Minimum Point of Entry to the Company equipment in the same physical building.

9. "Customer Equipment" means the Customer's computer hardware, not including stored data, and other tangible equipment.

10. "Customer Location" means the physical location designated by the Customer.

11. "Customer Technology" means Customer's proprietary technology, including Customer's Internet operations design, content, software tools, hardware designs, algorithms, software (in source and object forms), user interface designs, architecture, class libraries, objects and documentation (both printed and electronic), trade secrets and any related intellectual property rights throughout the world (whether owned by Customer or licensed to Customer from a third party) and also including any derivatives, improvements, enhancements or extensions of Customer Technology conceived, reduced to practice, or developed, during the term of this MSA solely by Customer.

12. "Eligible Customer" means any Customer which has purchased CDS and/or IP Transit Service, but excludes any Customer (i) whose connection terminates at a Company POP which is inactive, (ii) whose connection terminates at a non-Company POP, (iii) who is blocking or who during the period in question has blocked Company from sending ICMP traffic or other traffic monitoring request to the Customer Equipment or Company Supplied Equipment, (iv) which has does not provide, or during the period in question, has not provided the necessary access to personnel and facilities of Customer to enable Company to perform comprehensive service troubleshooting, (v) whose account is or, during the period in question, was not in good financial standing with Company, (vi) whose account is or, during the period in question, was in violation of the AUP and/or (vii) who does not open a support ticket to report any specific service performance issue.

13. "Initial Term" means the minimum term for which Company will provide the Service to Customer, as indicated on the Order Form(s).

14. "Local Access Circuit" means a leased circuit from a third party for the purpose of connecting a Customer Location with a Company POP.

15. "Services" means the specific services provided by Company as described on the applicable Order Forms, which may include the CDS, IP Transit Service and/or the Colocation Service.

16. "Service Activation Date" means the later of: (i) the date on which the Company delivers the Services ready for use; or (ii) the date upon which the Customer has requested activation of the Services as specified on the applicable Order Forms.

17. "Service Charge" means the monthly Service fees charged by the Company for any Services excluding any one-time fees, Company Provided Equipment charges, Telco Fees, or other similar charges.

18. "Telco Fees" means the monthly fees for any Local Access Circuit, Cross Connect or other similar charges.

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SCHEDULE A

EQUIPMENT PURCHASE TERMS AND CONDITIONS

1. SHIPPING AND HANDLING. All equipment purchased by Customer ("Equipment") is provided FOB vendor facility. Shipment will be made as specified by Customer and Customer is solely responsible for all expenses in connection with the delivery of the Equipment. The Equipment will be deemed accepted by Customer upon shipment to Customer. Promptly following receipt of the Equipment, Customer shall return the signed "Hand Receipt for Company Supplied Equipment" to Company.

2. PURCHASE PRICE AND TAXES. Customer shall pay to Company the purchase price set forth in the applicable Order Form ("Purchase Price") for each item of Equipment. Customer hereby grants and Company reserves a purchase money security interest in the Equipment and the proceeds thereof as security for its obligations hereunder until payment of the full Purchase Price to Company. The Purchase Price is due and payable within thirty (30) calendar days of shipment of the Equipment. Customer shall pay all taxes and other governmental charges assessed in connection with the sale, use or possession of the Equipment including, without limitation, any and all sales and/or use taxes and personal property taxes (other than taxes based solely on Company's net income).

3. TITLE. Customer shall acquire title to the Equipment upon full payment of the purchase prices set forth herein. Notwithstanding the foregoing, Company and any licensor of rights to Company shall retain title to and rights in the intellectual property (whether or not subject to patent or copyright) and content contained in the materials supplied under the terms of this MSA.

4. SELECTION OF EQUIPMENT; MANUFACTURER WARRANTY. Customer acknowledges that it has selected the Equipment and disclaims any statements made by Company. Customer acknowledges and agrees that use and possession of the Equipment by Customer shall be subject to and controlled by the terms of any manufacturer's or, if appropriate, supplier's warranty, and Customer agrees to look solely to the manufacturer or, if appropriate, supplier with respect to all mechanical, service and other claims, and the right to enforce all warranties made by said manufacturer are hereby, to the extent Company has the right, assigned to Customer. THE FOREGOING WARRANTY IS THE EXCLUSIVE WARRANTY AND IS IN LIEU OF ANY REPRESENTATION AND ALL OTHER WARRANTIES, WHETHER EXPRESSED, IMPLIED OR STATUTORY. COMPANY HAS NOT MADE NOR DOES MAKE ANY OTHER WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, QUALITY, PERFORMANCE OR NONINFRINGEMENT. CUSTOMER PURCHASES THE EQUIPMENT SOLELY ON AN "AS IS" BASIS.

5. LIMITATION OF LIABILITY. Company's entire liability for any damages which may arise hereunder, for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, including Company's negligence, or otherwise, shall be limited to the Purchase Price paid by Customer for the Equipment. IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF BUSINESS OR PROSPECTIVE BUSINESS OPPORTUNITIES, PROFITS, SAVINGS, INFORMATION, USE OR OTHER COMMERCIAL OR ECONOMIC LOSS, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. GOVERNING LAW; DISPUTE RESOLUTION. This MSA is made under and will be governed by and construed in accordance with the laws of the State of Arizona (except that body of law controlling conflicts of law) and specifically excluding from application to this MSA that law known as the United Nations Convention on the International Sale of Goods. The parties will endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this MSA. Failing such amicable settlement, any controversy, claim, or dispute arising under or relating to this MSA, including the existence, validity, interpretation, performance, termination or breach thereof, the parties to this MSA hereby consent to jurisdiction and venue in the courts of the State of California and in the U.S. District Courts in the City of Phoenix, Arizona.

7. MISCELLANEOUS. The above terms and conditions are the only terms and conditions upon which Company is willing to sell the Equipment and supersede all previous MSA's, promises or representations, oral or written.

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SCHEDULE B

CONTENT DISTRIBUTION SERVICE

1. "Content Distribution Service or CDS" means the distribution of content via Company Supplied Equipment or other process that allows delivery of the Customers Content from any Content Distribution Centers that do not use the Customers origin or source server as the primary distribution source to the Internet.

2. Customer Responsibilities. Customer is solely responsible for all HTTP, streaming media and application content, including any third party content, identified to Company for delivery via the Company Network ("Customer Content"), including maintaining backup thereof. Customer shall provide Company with all cooperation and information reasonably necessary for Company to implement the CDS. Customer owns all right, title and interest in the Customer Content or possesses the necessary rights in the Customer Content to enable the Customer Content to be delivered by Company under the MSA. Customer shall not identify for delivery by the Company Network any Customer Content that Customer knows or has reason to know violates the AUP or otherwise violates any laws or regulations relating to content or content distribution. Customer shall be responsible for identifying via the then current Company process all uniform resource locators ("URLs") of the Customer Content to enable such Customer Content to be delivered by the Company Network. Customer shall be solely responsible for maintaining and operating its web sites, the availability of its web sites, the connectivity of its web sites to the Internet, IP addresses, domain names, hyperlinks, databases and other resources used by Customer to operate and maintain its web sites. This MSA does not create a bailment of Customer Content and Company shall not be deemed a carrier, bailee, or warehouseman of any Customer Content.

3. Service Level Warranty. If Customer experiences any of the service performance issues defined in this Paragraph 3 as a result of Company's failure to provide CDS, then Company will, upon Customer's request in accordance with Paragraph 3.4, credit Customer's account as described below (the "Service Level Warranty"). Notwithstanding anything to the contrary in this Schedule B, the Service Level Warranty set forth herein shall only be available to Eligible Customers.

3.1. CDS Availability. Service Availability for CDS is defined as the ability to redirect and deliver the requested Customer Content in Company-approved formats for delivery to the Internet from a Content Distribution Center. This may be measured at two locations: first at the Customer location for any Company Provided Equipment and second at the Content Distribution Centers. Company Provided Equipment that may be required for implementation of the CDS and will be measured by sending ICMP "ping" bursts to the Company Provided Equipment at regular intervals. The response of the Company Provided Equipment to the ping burst confirms that the Company Provided Equipment is still in place and the Service is still available. The Content Distribution Centers will be measured for packet loss of the specific servers delivering the Customer content. If the specific server or the Content Distribution Center has sustained packet loss in excess of fifty percent (50%) to the Internet, then the CDS will be considered down. The Company guarantees 100% total Service availability to deliver content to the Internet. If Customer still experiences unavailability of the Service as a result of either of the described failure points (Service Interruption), then Company will issue a credit based on the length of the outage. Service Interruptions caused by Company planned network maintenance activities, maintenance of Customer premises, failure of customer premises hardware or software, failure of Customer origin server (equipment down, not serving content, broken links or similar issues that would prevent the Service from working successfully, failure of Customer controlled actions and environment (for example power failure, temperature increases, firewall blocking, unplugging the Company Provided Equipment etc.) are ineligible for availability guarantee compensation.

3.1.1. Service Availability Credits. Service availability credits are determined in accordance with the following guidelines (a) any outage greater than thirty- (30) minutes = one (1) day credit of Service Charges and (b) any outage continuing for greater than sixty- (60) minutes = one (1) days credit of Service Charges per sixty- (60) minutes period.

3.2. Network Latency. Network Latency is defined as the average time taken for an IP packet to traverse a pair of backbone Company POP's on the Company Network. The Company Network Latency Guarantee means that the average monthly network latency between North American Company POP's shall not to exceed eighty five (85) ms.

3.2.1. Network Latency Credit. If the guaranteed network latency metrics are not met during any one calendar-month period, then Company will provide a credit equivalent to one (1) day of Service Charges.

3.3. Packet Loss. Packet loss is defined as the percentage of packets that are dropped between routers that are part of the Company Network. Company guarantees that the average packet loss will not exceed one percent (1%) during any calendar month.

3.3.1. Packet Loss Credit. If the packet loss metrics are not met during any one-calendar month period, then Company will provide a credit equivalent to one (1) day of Service Charges.

3.4. Calculation and Maximum Credit. One (1) day of Service Charges shall be equal to 1/30th of the committed monthly Service Charges of Customer. A maximum of seven (7) days of credit may be provided during any single month. At no time will the actual outage time be greater than the equivalent Service Availability Credit.

3.5. Service Credit Process.

3.5.1. Filing Period. Service Availability and/or Service Interruption claims must be submitted to Company within seven (7) calendar days of the occurrence of the event. Network Latency and Packet Loss claims must be submitted not later than thirty- (30) calendar days after the last day of the month in which the failed metric occurred.

3.5.2. Required Information. Each claim must be filed by Customer's Administrative Contact and the claim must include the following information, (a) Customer name and site name, (b) contact's name and contact information, (c) date and beginning/end time of outage or failed metric, and (d) the specific Company support ticket number opened about the performance issue and brief description of the characteristics of the outage or failed metric.

3.5.3. Claim Process. Customer must submit the required information by electronic mail to slaguarantee@limelightnetworks.com. Company will acknowledge all claims within five (5) business days and will review all claims within ten (10) business days of receipt. Customer will be informed by electronic mail whether the appropriate service credit claim will be granted or rejected. If rejected, the notification will specify the basis for rejection.

3.5.4. Credit Process. Approved Service Level Guarantee credits will be applied to the Customer's billing during the billing cycle following the month in which the claim was approved.

3.5.5. Policy Change. Company reserves the right to change, amend, or revise this policy at any time with or without notice to Customer.

3.6. THE SERVICE LEVEL WARRANTY set forth in this Schedule B shall only apply to the CDS, does not apply to any other Services. This Schedule B states Customer's sole and exclusive remedy for any failure by Company to provide CDS.

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Schedule C

IP Transit Service

1. "IP Transit Service" means the Internet connectivity service provided to the Customer for access to the Internet enabled by a Local Access Circuit, and/or a Cross Connect, which may or may not include Company Supplied Equipment. The connecting of the Customer Location with a Company POP is accomplished through either of the following methods.

1.1. "Local Access Circuit." Unless otherwise agreed in writing, the Customer will select among the approved Local Access Circuit Providers (provided upon request) for the destination Company POP, order the Local Access Circuit(s), and coordinate the installation. The Company will use commercially reasonable efforts to assist in the coordination of the Local Access Circuit installation. Customer shall be solely responsible for all charges, maintenance and other issues associated with the Local Access Circuit. Within the Company POP a Cross Connect is usually required for connectivity within the building from the Minimum Point of Entry to the Company equipment. Accordingly, Company will be responsible for ordering and installation of any Cross Connects within the Company POP but the Customer will be responsible for all charges associated with the Cross Connect. Customer will use best efforts to activate such Local Access Circuit(s) as soon as possible after the Effective Date, and in no event later than three (3) months after the receipt of a signed Order Form. If the Company determines that a Local Access Circuit cannot reasonably be obtained for any reason, then either party may terminate this MSA without liability to other party.

1.2. "Cross Connect." Unless otherwise agreed in writing, the Company will order any Cross Connects on behalf of Customer, and coordinate the installation of the Cross Connect with the Customer. Customer shall be solely responsible for all charges associated with any Cross Connects. Company does not guarantee the availability of a Cross Connect or make any installation commitments. Company shall have no liability of any kind to Customer for any delays in the installation of any Cross Connects. If the Company determines that a Cross Connect cannot reasonably be obtained for any reason, either party may terminate this MSA without liability to the other party.

2. Service Level Warranty. If Customer experiences any of the service performance issues described in this Paragraph 2 as a result of Company's failure to provide IP Transit Service(s), then Company will, upon Customer's request in accordance with Paragraph 2.4, credit Customer's account as described below (the "Service Level Warranty"). Notwithstanding anything to the contrary in this Schedule C, the Service Level Warranty set forth herein shall only be available to Eligible Customers.

2.1. IP Transit Service Availability. Service Availability for IP Transit is defined as the ability of Customer to exchange IP packets with the Company Network via the Customer's router port. Service Availability is measured by sending ICMP "ping" bursts to the Customer router at regular intervals. The response of the Customer router to the ping burst confirms that the connection is still in place and the service is still available. The Company guarantees 100% Service Availability to its Customers. If a Customer site is unavailable as a result of a failure of any component of the Company Network (Service Interruption), Company will issue a credit based on the length of the outage. Service Interruptions caused by Company planned network maintenance activities, maintenance at the Customer premises, failure of Customer premises hardware, failure of Customer controlled actions and environment (for example power failure, temperature increases, firewall blocking, unplugging the Company Provided Equipment etc.), or failure of Customer Local Access Circuits or Cross Connects are ineligible for availability guarantee compensation.

2.1.1. Service Availability Credits. Service Availability credits are determined in accordance with the following guidelines (a) any outage greater than thirty- (30) minutes = one (1) day credit of Service Charges and (b) any outage continuing for greater than sixty- (60) minutes = one (1) days credit of Service Charges per sixty- (60) minutes period.

2.2. Network Latency. Network Latency is defined as the average time taken for an IP packet to traverse a pair of backbone Company POP's on the Company Network. The Company Network Latency Guarantee means that the average monthly network latency between North American Company POP's shall not to exceed eighty five (85) ms.

2.2.1. Network Latency Credit. In the event that guaranteed network latency metrics are not met during any one calendar-month period Company will provide a credit equivalent to one (1) day of Service Charge.

2.3. Packet Loss. Packet loss is defined as the percentage of packets that are dropped between routers that are part of the Company Network. Company guarantees that the average packet loss will not exceed one percent (1%) during any calendar month.

2.3.1. Packet Loss Credit. In the event that packet loss metrics are not met during any one-calendar month period, Company will provide a credit equivalent to one (1) day of Service Charge.

2.4. Calculation and Maximum Credit. One (1) day of Service Charge shall be equal to 1/30th of the committed monthly Service Charges of Customer. A maximum of seven (7) days of credit may be provided during any single month. At no time will the actual outage time be greater than the equivalent Service Availability Credit.

2.5. Service Credit Process

2.5.1. Filing Period. Service Availability and/or Service Interruption claims must be submitted to Company within seven (7) calendar days of the occurrence of the event. Network Latency and Packet Loss claims must be submitted not later than thirty- (30) calendar days after the last day of the month in which the failed metric occurred.

2.5.2. Required Information. Each claim must be filed by Customer's Administrative Contact and the claim must include the following information, (a) Customer name and site name, (b) contact's name and contact information, (c) date and beginning/end time of outage or failed metric, and (d) the specific Company support ticket number opened about the performance issue and brief description of the characteristics of the outage or failed metric.

2.5.3. Claim Process. Customer must submit the required information by electronic mail to slaguarantee@limelightnetworks.com. Company will acknowledge all claims within five (5) business days and will review all claims within ten (10) business days of receipt. Customer will be informed by electronic mail whether the appropriate service credit claim will be granted or rejected. If rejected, the notification will specify the basis for rejection.

2.5.4. Credit Process. Approved Service Level Guarantee credits will be applied to the Customer's billing during the billing cycle following the month in which the claim was approved.

2.5.5. Policy Change. Company reserves the right to change, amend, or revise this policy at any time with or without notice to Customer.

2.6. The Service Level Warranty set forth in this Schedule C shall only apply to the IP Transit Services and does not apply to any other Services. This Schedule C states Customer's sole and exclusive remedy for any failure by Company to provide IP Transit Services.

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SCHEDULE D

COLOCATION SERVICE

1. "Colocation Service" means the cumulative Services ordered by the Customer in the associated Service Orders (physical rack space, power etc). All Colocation Services are pending Company's engineering approval based upon the information provided to Company by Customer in the Colocation Service Inquiry Form. Any approved facilities shall be designated on a Colocation Order Form.

2. Limited License.

2.1. Company hereby grants Customer a limited, personal and terminable license to occupy certain designated space (each such designated space, a "Space") within a designated Company premise (each a "Facility") in which the Colocation Services will be provided. Separate Colocation Order Forms may be attached hereto from time to time for each location where Colocation Services will be provided. All Colocation Order Forms, upon execution by both parties, shall be incorporated herein and shall become a part hereof. By executing a Colocation Order Form, Customer accepts the Space exclusively on an "AS-IS", "WHERE IS" basis. Customer may only use the Space to install, maintain, monitor, operate, replace, repair and remove certain of its Customer Equipment as specified on the applicable Colocation Order Form.

2.2. Customer acknowledges that it has been granted only a license to occupy the Space and that it has no real property or other interest therein. Customer shall not utilize the Facility for any unlawful purpose, and shall not assign, mortgage, sublease, encumber or otherwise transfer any Space or the license granted herein. Any attempt by Customer to encumber the Space or permit the use or occupancy by anyone other than Customer shall be void unless approved in writing by Company in advance.

2.3. Customer shall utilize the Space and the Customer Equipment only in conjunction with the Colocation Services provided by Company. Use of the Space or any Customer Equipment with any third party services or for interconnection to any third party is prohibited. Any party seeking to install any such equipment or establish any connection without the express written authorization of Company shall be denied entry to the Space.

3. Term.

3.1 The term of any license shall be as set forth in the applicable Colocation Order Form and shall commence on the first day the Space is made available by Company (the "Commencement Date"), but shall be immediately terminable by Company upon the termination, expiration or cancellation for any reason of (i) any underlying agreement between Company and any third party with respect to the Company's use or lease of the Facility, or (ii) this Agreement.

3.2 Company shall not be liable to Customer if for any reason Company fails to permit access to the Space to Customer on or before the commencement date listed in the Colocation Service Order. Any delay in tendering access to the Space to Customer for any reason other than the acts or omissions of Customer shall relieve Customer of its obligation to pay the monthly recurring charges ("MRC's") set forth in the applicable Colocation Order Form until access to the Space is permitted. If Company fails to make any Space available within ninety (90) calendar days after the Scheduled Commencement Date, Customer's sole remedy for the late delivery shall be to cancel the Colocation Order Form for the applicable Space prior to actual delivery of the Space upon at least ten (10) calendar days prior written notice to Company.

4. Make Ready. If applicable, Customer shall pay Company the amount set forth in each Order Form for the cost of engineering or improvements to the Space required to be made by Company in order to accommodate Customer's Colocation into the Space (the "Make-Ready Fee"). The Make-Ready Fee shall be payable to Company upon Customer's execution of the Colocation Order Form for the Space. Title to all such improvements shall remain exclusively vested in Company.

5. Maintenance.

5.1. Company shall be responsible for maintenance of the Facility and the Space. Customer shall not make any alterations, changes, additions or improvements to either the Facility or the Space without Company's prior written consent. Customer shall maintain and repair all Customer Equipment placed in the Space at Customer's sole expense and shall be responsible for all costs associated with the configuration, installation, interconnection and operation of the Customer Equipment, including without limitation, transportation related costs and any electrical or other work which must be completed in order to interconnect the Customer Equipment.

6.2 Customer's maintenance responsibilities include, but are not limited to, the following:

6.2.1 Customer shall arrange for the transit delivery of all Customer Equipment to the Space at its sole cost and expense.

6.2.2 Customer shall provide Company with reasonable prior notice (not less than twenty four (24) hours) of the actual delivery date of the Customer Equipment.

6.2.3 Customer shall not cause harm to the Space or the Facility of Company or any other property of the Company or any third party.

6.2.4 Customer shall not interfere in any way with Company's use or operation of the Facility or with the use or operation of any third party facilities.

6.2.5 Customer shall not physically conflict or electrically interfere with the facilities or equipment of the Company or any third parties.

6.2.6 Customer shall fully comply with all telecommunication industry standards, NEC and OSHA requirements, and in accordance with Company's requirements and specifications.

6.2.7 All Customer Equipment must be mounted on racks, and using appropriate brackets, except where otherwise expressly permitted in writing by Company. Customer is solely responsible for ensuring that the Customer Equipment is mounted in an efficient, safe and appropriate manner.

6.2.8 All cabling regardless of location, shall be tied and organized, run to the side of the rack, and labeled. All connectors must be screwed in the interface socket.

6.2.9 If the Company determines that the Customer has not abided by either Section 6.2.7 or 6.2.8, then Company shall have the right to correct any deficiencies and charge Customer for the time and materials necessary to bring Customer into compliance with Sections 6.2.7 and

6.2.10 Customer shall, at all times, comply with Company's rules and regulations regarding access to the Facility, including without limitation, adequate notice before entry (not less than one business day except in emergencies), appropriate dress and professional conduct. Company may remove any personnel of Customer not in compliance with its rules and regulations and may prohibit access by any person at its discretion.

6.2.11 Customer shall utilize only Company's facilities and Company's network for the provision of its services; use of facilities of third parties or connections to third party facilities are expressly prohibited. Any party seeking to install any such facility or connection shall be denied entry to the Space. Customer may employ non-Company services when such services are not offered by Company.

6.2.12 Any Cross Connects shall only be installed by Company pursuant to an appropriate executed Order Form. Cross Connects shall be used for all interconnections within the facility, except for connections between Customer's cabinets that are adjacent.

6.3 Company may, with at least thirty (30) calendar days notice to Customer (except in the case of an emergency), relocate, substitute, or change the Space for another Space designated by Company at the same facility, provided that the substitute space is substantially equivalent in area and configuration to the original Space. In case of an emergency, Company's notice will be given as far in advance as practicable under the circumstances. The parties will use reasonable commercial efforts to accomplish relocation without excessive downtime, although Company can provide no guarantees to Customer. Company will pay or reimburse Customer's reasonable and actual expenses necessary to relocate its Customer Equipment.

6. Approvals.

7.1 Customer shall submit to Company in the Colocation Service Inquiry Form all building construction and electrical requirements and architectural and engineering drawings indicating the proposed installation for approval. Customer may not perform any construction or install any Equipment without written approval from Company. Company reserves the right to accept or reject Customer's design at its sole discretion. All costs of design work shall be the Customer's sole responsibility.

7.2 Company shall inspect the completed installation and must approve the same in writing before Customer is allowed to utilize the Equipment for any purpose. Any installations that do not comply with the approved drawings will be subject to rejection by Company. Company also reserves the right to require reasonable modifications to any installations.

7.3 Customer is solely responsible for obtaining any and all necessary building permits or other authorizations required for Colocation of its Customer Equipment.

7. Indemnity.

7.1 Customer shall be liable for and shall indemnify, defend and hold Company harmless from and against any claims, demands, actions, damages, liability, judgments, expenses and costs (including reasonable attorneys fees) arising from (i) Customer's use of the Space, or (ii) any damage or destruction thereto or to the Facility or any property therein caused by or due to (x) the acts or failure to act, negligent, willful or otherwise, of Customer, or any of its employees, agents or representatives, or (y) any malfunction of Customer's Equipment located in the Space.

7.2 Company does not warrant that the Space or the Facility will be free from any defects or disruptions and Company shall not be liable therefore. Company's entire liability for any such disruptions, or any other matter giving rise to a claim with respect to the Space or Facility, shall not exceed in any case the MRC's paid by Customer for the month in which such disruption or other matter occurred.

8. Damage to the Facility. If the Facility in which the Space is located is damaged by fire or other casualty, then Company shall give immediate notice to Customer of such damage. If Company's landlord or Company exercises an option to terminate the lease therefore due to such damage or Company's landlord or Company decides not to rebuild the Facility in which the Space is located, all Colocation Order Forms with respect to such Facility shall terminate as of the date of such exercise or decision as to the affected Space and the MRC paid by Customer shall be modified accordingly. If neither the landlord of the affected Facility nor Company exercises the right to terminate or not to rebuild, then the Company shall repair the Facility to substantially the same condition as prior to the damage, completing the same with commercially reasonable speed. If such repairs are not completed within a reasonable time, then Customer shall thereupon have the option to terminate the applicable Colocation Order Form, provided that such option shall be the sole remedy available to Customer against Company hereunder relating to such failure. If the Space or any portion thereof shall be rendered unusable by Customer by reason of such damage, the MRC for such Space shall proportionately abate for the period from the date of such damage to the date when such damage shall have been repaired for the portion of the Space rendered unusable or until the decision to not repair such Space is communicated to Customer by Company.

9. Service Level Warranty. If Company fails to provide the Colocation Services, then Company will, upon Customer's request in accordance with Paragraph 10.2, credit Customer's account as described below (the "Service Level Warranty"). Notwithstanding anything to the contrary in this Schedule D, the Service Level Warranty set forth herein shall only be available to Eligible Customers.

10.1 Colocation Service Availability and Credits. Service Availability for Colocation is defined as availability of power and Cross Connects which were ordered and installed. If the Colocation Services are unavailable for over one (1) hour as a result of a failure of Company (Service Interruption), then Company will issue a credit based on the length of the outage. The Service Interruption Credit will equal one seven hundred twentieth (1/720) of the monthly recurring portion of the affected Colocation Service. Service Interruptions caused by any Company planned network maintenance activities, failure of any Customer hardware, any actions within the control of Customer, and circumstances or events beyond Company's control are ineligible for any Service Interruption Credit.

10.2 Service Credit Process.

10.2.1 Filing Period. Service Availability claims must be submitted to Company within seven (7) calendar days of the occurrence of the event.

10.2.2 Required Information. Each claim must be filed by Customer's Administrative Contact and the claim must include the following information, (a) Customer name and site name, (b) contact's name and contact information, (c) date and beginning/end time of outage or failed metric, and (d) the specific Company support ticket number opened about the performance issues and brief description of the characteristics of the outage or failed metric.

10.2.3 Claim Process. Customer must submit the required information by electronic mail to [illegible]@limelightnetworks.com. Company will acknowledge all claims within five (5) business days and will review all claims within ten (10) business days of receipt. Customer will be informed by electronic mail whether the appropriate service credit claim will be granted or rejected. If rejected, the notification will specify the basis for rejection.

10.2.4 Credit Process. Approved Service Level Guarantee credits will be applied to the Customer's billing during the billing cycle following the month in which the claim was approved.

10.2.5 Policy Changes. Company reserves the right to change, amend, or revise this policy at any time with or without notice to Customer.

10.3 The Service Level Warranty set forth in this Schedule D shall only apply to the Colocation Services and does not apply to any other Services. This Schedule D states Customer's sole and exclusive remedy for any failure by Company to provide the Colocation Services.

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Schedule E

Managed Services SLA (Service Level Agreement)

As part of the Limelight Networks Master Services agreement being purchased by the customer, Limelight Networks will meet the service level agreements set forth below.

1. 100% Uptime Standard

Limelight Networks will guarantee 100% availability for items under Limelight Networks management if the Customer agrees to meet the following Customer Obligations:

Implement Limelight Networks monitoring to manage the Customer system or managed elements:

- Implement a HA (Highly Available) pair of Limelight Networks managed firewalls for systems requiring firewall security.
- Remove their users and external agents from accounts that grant administrative or 'root' access to devices within the Limelight Networks managed elements under a mutually agreed upon timeline:
- Meet acceptable industry standard network latency levels to off-premise systems; and,
- Maintain vendor maintenance agreements to repair or replace Limelight Networks managed equipment.

The system will be deemed 'available' if all material aspects of the system are operating as designed and in a non-degraded manner.

In the event of a failure to meet the SLA, the duration of such period will be considered downtime and the Customer will accrue Service Credits based on the following metrics.

Monthly Cumulative Downtime (listed in minutes)	Service Credits (% of monthly fee)
30	5%
31 – 90	10%
91 - 150	20%
151 – 210	30%
211 – 270	55%
Greater than 270	100%

The Service Credit shall equal the percentage of the totally monthly fee Limelight Networks is receiving under the monthly recurring engagement and will not exceed the monthly fee. Limelight Networks will issue the customer a credit (or by check/wire if credit occurs in final service month), which will be applied to the invoice in the month following the applicable event.

Service credits are accumulated monthly with Monthly Cumulative Downtime being reset at the beginning of each calendar month. Any two consecutive months in which Monthly Cumulative Downtime is in excess of 270 minutes would be considered a breach of contract by Limelight Networks and Customer would have the option to terminate with cause or undergo an additional audit of Limelight Networks managed elements and complete redundancy steps stipulated by Limelight Networks.

Limelight Networks monitoring/ticketing systems shall be the information source of record for the accumulation of Monthly Cumulative Downtime.

2. Customer Service Performance Standards

Limelight Networks provides support through the Customer Care Center (C³), the Limelight Networks Customer Portal, as well as Field Operations. The Limelight Networks C³ is the first line of contact (Level 1 support) for phone contact, ticketing (email, portal and phone), customer assistance and general troubleshooting.

Customer must designate no more than one point of contact (POC) for response. Customer POC must have a valid email address or fax # listed within the Customer Portal.

Limelight Networks will agree to the following Customer Performance Standards.

Contact Type	Description	Customer Performance Standard
Emergency Phone Call to Customer Care Center	Customer Care Center will respond to voice mail with a phone call to Customer POC. If unreachable via phone, Customer Care Center will respond via email.	5 Minutes
Emergency Email to Customer Care Center	Customer Care Center will respond to email with a responding email to designated Customer POC	5 Minutes
Ticket/Work Request	Limelight Networks will begin work on customer requested changes	2 hours (if period falls during standard working day) or 2 hours from the start of the following business day
Customer Portal	Customer portal will be available to Customer	24x7x365
Operations/Customer Care	Limelight Networks personnel will begin to work on system outages alarmed by Monitoring or by Customer	10 Minutes

Limelight Networks will provide the following service credits per each incident where Limelight Networks fails to meet the applicable Customer Performance Standard as set forth above.

Monthly Cumulative Incidents (listed per incident)	Service Credits (% of monthly fee)
2	5%
3 - 4	10%
5 - 6	20%
7 - 8	30%
9 - 10	55%
Greater than 10	100%

The Service Credit shall equal the percentage of the total monthly fee Limelight Networks is receiving under the monthly recurring engagement and will not exceed the monthly fee. Limelight Networks will issue the customer a credit (or by check/wire if credit occurs in final service month), which will be applied to the invoice in the month following the applicable event.

Service credits are accumulated monthly with Monthly Cumulative Incidents being reset at the beginning of each calendar month. Any two consecutive months in which Monthly Cumulative Incidents is in excess of 10 incidents would be considered a breach of contract by Limelight Networks and Customer would have the option to terminate with cause.

Limelight Networks monitoring/ticketing systems shall be the information source of record for the accumulation of Monthly Cumulative Incidents.

3. Definitions

Maintenance Window: Unless categorized as an emergency maintenance window, Limelight Networks follows a weekly maintenance schedule of Tuesday from 10PM – 2AM (local time to systems under maintenance). Maintenance window activity is scheduled and agreed-to prior to performance.

Scheduled Downtime: Scheduled and mutually agreed upon time to perform routine, non-emergency or emergency maintenance on Hardware, Software or related equipment. All scheduled downtime must be scheduled during the Maintenance Window. Customer will not unreasonably withhold consent for Limelight Networks requested Scheduled Downtime.

Downtime: Time that the system is not available which is not Scheduled Downtime.

4. SLA Exemptions

The following items are exempt:

- Failures of the network between Customer's cage at the data center to the network access point and beyond, any networks, hardware and/or software not managed by Limelight Networks.
- Unavailability of Customer's system during scheduled maintenance windows or any other agreed-to scheduled downtime activity.
- Modifications to hardware or system configuration, facility changes, or migrations not authorized by Limelight Networks (except where Limelight Networks unreasonably withholds authorization).
- Unavailability of Customer system due to Customer programming, modifications to OS, content, development, staging and/or testing period(s) or acts or omissions of Customer which are not performed in accordance with mutually agreed upon change control processes.
- Attacks (i.e. hacks, denial of service attacks, viruses) by third parties, and other acts not caused by Limelight Networks; provided that Limelight Networks shall use its commercially reasonable efforts to address such attacks.
- Events of force majeure, including acts of war, god, earthquake, flood, embargo, riot, sabotage, labor dispute (outside of Limelight Networks's own employees), government act, or failure of the Internet.